  Exhibit 5.1

June 18, 2019

Wrap Technologies, Inc.
4620 Arville Street, Suite E
Las Vegas, Nevada 89103

Ladies and Gentlemen:

You have requested our opinion, as counsel to Wrap Technologies, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the offer and sale by the Company of an aggregate of 1,923,076 units (“Units”) of Company securities at a public offering price of $6.50 per Unit, with each Unit consisting of (i) one share of common stock, par value $0.0001 per share, of the Company (“Common Stock”) (the “Shares”), and (ii) a warrant (“Warrant”) to purchase one share of Common Stock, pursuant to the Registration Statement on Form S-3 (No. 333-228974) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement, which was declared effective February 14, 2019 (the “Base Prospectus”), and the prospectus supplement dated June 14, 2019 filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”) (the Base Prospectus and Prospectus Supplement are collectively referred to as the “Prospectus”). The Units are to be sold by the Company as described in the Registration Statement and the Prospectus.

We have examined and relied upon the Registration Statement, the Prospectus, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as we have deemed relevant in connection with this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, and the accuracy, completeness and authenticity of certificates of public officials.

The opinions set forth in this letter are limited to the Delaware General Corporation Law and the law of the State of California, in each case as in effect on the date hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities or to the sale or issuance thereof. On the basis of the foregoing, and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares and the shares of Common Stock underlying the Warrants, when issued and sold in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Act or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Disclosure Law Group
Disclosure Law Group, a Professional Corporation